Exhibit 99.1

NEWS RELEASE	Company Contact:
For Immediate Distribution	Jackie Cossmon
408-616-7220
ir@XenoPort.com

XenoPort Reports Second Quarter Financial Results

SANTA CLARA, CA, August 9, 2006 – XenoPort, Inc. (Nasdaq: XNPT) announced today financial results for the second quarter and six months ended June 30, 2006.  Revenues for the quarter were $3.1 million, compared to $0.8 million for the same period in 2005.  Net loss for the second quarter was $14.4 million, compared to a net loss of $11.7 million for the same period in 2005.  At June 30, 2006, XenoPort had cash and cash equivalents and short-term investments of $147.4 million.

XenoPort Quarterly Highlights:
Since the start of the second quarter, XenoPort:

•	Completed a public offering, raising net proceeds of approximately $73.8 million, after deducting underwriting discounts and commissions and other offering expenses.
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Received a $10.0 million milestone payment from Astellas Pharma Inc. in connection with the commencement of XenoPort’s initial Phase 3 clinical trial of XP13512 in the United States in the first quarter.

•	Initiated a second Phase 3 clinical trial of XP13512 designed to demonstrate its long-term maintenance of efficacy in the treatment of restless legs syndrome, or RLS, patients.
•	Announced positive preliminary results from a Phase 2a clinical trial of XP19986 as a potential treatment for patients with gastroesophageal reflux disease, or GERD.
•	Presented data at the American Pain Society Meeting of XenoPort’s successful Phase 2a clinical trial of XP13512 for the treatment of post-herpetic neuralgia, or PHN.
•	Presented data at the Associated Professional Sleep Societies Meeting of XenoPort’s successful Phase 2a clinical trial of XP13512 for the treatment of RLS.

Ronald W. Barrett, Ph.D., chief executive officer of XenoPort, stated, “During the second quarter, we continued to make excellent progress in all aspects of our business.  Our Phase 3 clinical program for XP13512 as a potential treatment for RLS is now well underway, and our goal is to submit a New Drug Application in the United States in the second half of 2008.  Additionally, we are extremely pleased with the successful preliminary results from the Phase 2a clinical trial of XP19986 in GERD patients.  This study demonstrated that XP19986 caused a statistically significant reduction in reflux events. The data support the potential of XP19986 to address an underlying cause of GERD in many patients.”

Dr. Barrett added, “The completion of our follow-on public offering in June will help fund further studies of XP19986 in GERD and spasticity patients during 2007.  In addition, we now plan to conduct a multiple dose clinical trial of XP13512 in patients with painful diabetic neuropathy during 2007 to advance our goal of expanding the use of XP13512 beyond RLS.”

XenoPort Second Quarter and Six-Month Financial Results:
Revenues for the three and six months ended June 30, 2006 were $3.1 million and $4.4 million, respectively, compared to $0.8 million and $3.6 million for the same periods in 2005.  The increase in revenues for both periods during 2006 was due to revenues from the Astellas collaboration that commenced in December 2005, which were partially offset by declines in revenue due to the conclusion of prior research-related collaborations.

Research and development expenses for the three and six months ended June 30, 2006 were $14.9 million and $28.6 million, respectively, compared to $10.5 million and $20.9 million for the same periods in 2005.  The increase in expenses was primarily due to increased development activities associated with the XP13512 Phase 3 program, as well as increased stock-based compensation expense resulting from the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment.

General and administrative expenses for the three and six months ended June 30, 2006 were $3.5 million and $6.9 million, respectively, compared to $2.3 million and $4.6 million for the same periods in 2005.  The increase for both periods during 2006 was primarily due to increased personnel costs, including stock-based compensation expense.

Net loss for the three and six months ended June 30, 2006 was $14.4 million and $29.4 million, respectively, compared to a net loss of $11.7 million and $21.3 million for the same periods in 2005.  Loss applicable to common stockholders, which includes convertible preferred stock dividends in the 2005 periods, was $14.4 million and $29.4 million for the three and six months ended June 30, 2006, respectively, compared to $12.1 million and $22.3 million for the same periods in 2005.  Basic and diluted loss per share applicable to common stockholders was $0.72 and $1.48 for the three and six months ended June 30, 2006, respectively, compared to $1.67 and $4.95 for the same periods in 2005.

At June 30, 2006, XenoPort had cash and cash equivalents and short-term investments of $147.4 million, which includes net proceeds of approximately $71.5 million from the initial closing of XenoPort’s public offering of 4,500,000 shares of XenoPort common stock at a public offering price of $17.00 per share on June 21, 2006.  On June 29, 2006, the underwriters exercised a portion of their over-allotment option and purchased an additional 140,856 shares of the company’s common stock, yielding additional net proceeds of $2.3 million that are included in other current assets at June 30, 2006.  Cash proceeds from the over-allotment option were received on July 5, 2006.

Conference Call:
XenoPort will host a conference call at 5:00 p.m. Eastern Time today.  To access the conference call via the Internet, go to www.XenoPort.com.  To access the live conference call via phone, dial 1-888-275-3514.  International callers may access the live call by dialing 706-679-1417.  The reference number to enter the call is 2100250.

The replay of the conference call may be accessed via the Internet, at www.XenoPort.com, or via phone at 1-800-642-1687 for domestic callers, or 706-645-9291 for international callers.  The reference number to enter the replay of the call is 2100250.

About XenoPort:
XenoPort, Inc. is a biopharmaceutical company focused on developing a portfolio of internally discovered product candidates that utilize the body’s natural nutrient transport mechanisms to improve the therapeutic benefits of existing drugs.  XenoPort’s most advanced product candidate, XP13512, has commenced a Phase 3 clinical program for the treatment of RLS, and has successfully completed a Phase 2a clinical trial for the management of PHN.  XenoPort has also reported positive preliminary results of a Phase 2a clinical trial of its second product candidate, XP19986, in GERD patients.

To learn more about XenoPort, please visit the web site at www.XenoPort.com.

Forward-Looking Statements:
This press release contains “forward-looking” statements, including, without limitation, all statements related to our future clinical development programs for XP13512 and XP19986 and the timing thereof; the therapeutic and commercial potential of XP13512 and XP19986; the timing of regulatory submissions; and our future clinical trials.  Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements.  Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “goal” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are based upon XenoPort’s current expectations.  Forward-looking statements involve risks and uncertainties.  XenoPort’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the ability of the company to successfully conduct clinical trials for XP13512 and XP19986 and the uncertainty of the results thereof; the uncertainty of the FDA approval process and other regulatory requirements; and the therapeutic and commercial value of the company’s compounds.  These and other risk factors are discussed under the heading “Risk Factors” in our Registration Statement on Form S-1, filed with the Securities and Exchange Commission on June 14, 2006.  XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

XenoPort is a U.S. trademark of XenoPort, Inc.

XNPT2F

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XENOPORT, INC.

BALANCE SHEETS
(Unaudited)

	June 30, 2006	December 31, 2005

	(in thousands)
Current assets:
Cash and cash equivalents	$84,609	$22,088
Short-term investments	62,788	69,830
Accounts receivable	775	55
Other current assets	4,528	2,461

Total current assets	152,700	94,434
Property and equipment, net	3,547	3,807
Long-term assets and other	3,716	3,667

Total assets	$159,963	$101,908

Current liabilities:
Short-term liabilities	$20,302	$9,118
Short-term borrowings	669	714

Total current liabilities	20,971	9,832
Long-term liabilities	24,753	25,754
Long-term borrowings	371	680
Stockholders’ equity:
Common stock	24	19
Additional paid-in capital	283,146	205,566
Accumulated deficit	(169,302)	(139,943)

Total stockholders’ equity	113,868	65,642

Total liabilities and stockholders’ equity	$159,963	$101,908

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XENOPORT, INC.

STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2006	2005	2006	2005

	(in thousands, except per share amounts)
Revenues:
Collaboration revenue	$3,106	$813	$4,394	$3,519
Grant revenue	—	—	—	86

Total revenues	3,106	813	4,394	3,605

Operating expenses:
Research and development*	14,874	10,521	28,620	20,947
General and administrative*	3,516	2,297	6,922	4,600

Total operating expenses	18,390	12,818	35,542	25,547

Loss from operations	(15,284)	(12,005)	(31,148)	(21,942)
Interest income	986	405	1,923	743
Interest expense	(83)	(64)	(134)	(135)

Net loss	(14,381)	(11,664)	(29,359)	(21,334)
Convertible preferred stock dividends	—	(407)	—	(969)

Loss applicable to common stockholders	$(14,381)	$(12,071)	$(29,359)	$(22,303)

Basic and diluted loss per share applicable to common stockholders	$(0.72)	$(1.67)	$(1.48)	$(4.95)

Shares used to compute basic and diluted loss per share applicable to common stockholders	20,049	7,244	19,782	4,502

* Amounts include the following employee stock-based compensation expense:
Research and development	707	216	1,281	434
General and administrative	714	348	1,244	1,022

Total stock-based compensation expense	$1,421	$564	$2,525	$1,456

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